EXHIBIT 11.1

                  SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                   FORM 10-K

                       COMPUTATION OF EARNINGS PER SHARE
                   (dollars in thousands - except per share)

                                                      1994             1993            1992
Common and common equivalent:
  Average shares outstanding                        57,355,021       56,291,808      55,147,928
  Dilutive stock options based on the
    treasury stock method using average
    market price                                       500,034          574,866         507,222

  Shares used                                       57,855,055       56,866,674      55,655,150

Net income applicable to
  Common Stock                                     $   149,834      $   174,414     $   109,200

Per share amount                                   $      2.59      $      3.07     $      1.96

Assuming full dilution:
  Average shares outstanding                        57,355,021       56,291,808      55,147,928
  Dilutive stock options based on the
    treasury stock method using the
    period end market price, if higher
    than average market price                          507,906          628,282         575,582

  Assuming conversion of Subordinated
    Convertible Debentures                                                                3,848
  Shares used                                       57,862,927       56,920,090      55,727,358


Net income                                         $   149,834    $     174,414   $     109,200
Add:  Interest on Subordinated
        Convertible Debentures, net of
        income tax effect
                                                                                               2
Net income applicable to
  Common Stock assuming conversion                 $   149,834    $     174,414   $      109,202


Per share amount                                   $      2.59    $        3.06   $         1.96


The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.